UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 2, 2014

SMSA Gainesville Acquisition Corp.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-53803

Nevada	27-0984261
(State of incorporation)	(IRS Employer ID Number)

610 Coit Road, Suite 200, Dallas, Texas 75075
(Address of principal executive offices)

(469) 606-4520
(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

On its current report on Form 8-K dated April 4, 2014 (the “Prior Report”), the Company disclosed that it had sold 1,000,000 shares of common stock in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder, in exchange for $50,000 cash.  That disclosure was incorrect, and this current report on Form 8-KA is filed to correct the information set forth in the Prior Report.  The Prior Report is hereby amended to read as follows:

Item 3.02	Unregistered Sale of Equity Securities

Terms of the Offering

Since its most recent Report filed on Form 10-K or 10-Q, SMSA Gainesville Acquisition Corp. (the “Company”) commenced a private placement of its shares of unregistered common stock pursuant to the exemption provided in Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506(b) of Regulation D promulgated thereunder, to a class of accredited investors who have an interest in or an understanding of the pharmacy industry as described further below (the “Private Placement”).

As part of the ongoing Private Placement, the Company has received signed subscription agreements and checks from 16 investors.  Each one of those investors was told, prior to submitting his subscription agreement, that a $5,000 investment would entitle him to receive 100,000 shares of Company common stock.  The Company believed it clearly communicated to the investors in the Private Placement that the 100,000 shares of common stock would be held by each investor once the Company increased its number of authorized shares of common stock and completed a 13.3935 to 1 forward stock split.  Prior to completion of the increase in the authorized number of shares of common stock and the planned 13.3935 to 1 forward stock split, the investment checks of six of those 16 investors were deposited by the Company totaling $30,000.  The Company has taken the position, as to those six investors, that their investment has been accepted and each is entitled now to receive 7,466.333 (pre-split) shares of common stock for their $5,000 investment.  The Company asked each such investor to confirm in writing their agreement with that position.  As to the other ten investors, the Company has asked each of them to similarly confirm in writing that if their $5,000 check is deposited prior to the anticipated stock split, they would expect to receive 7,466.333 shares of our common stock.  Any investor who does not provide this confirmation will promptly have returned to him the full amount of his investment.  As a result, and assuming all such confirmations sent to investors confirming the number of shares of common stock to be issued to each investor are received as expected, the Company has to date sold 44,798 shares of its common stock in the Private Placement.  Once our number of authorized shares of common stock has been increased from 100,000,000 shares of common stock to 250,000,000 shares of common stock, and upon completion of the forward stock split of 13.3935 to 1, the 44,798 shares of common stock will become 600,002 shares of our common stock.  The Company received $30,000 in exchange for such shares of common stock.  The Company will separately report any sale to any of the other ten investors once it has received back from an investor the expected confirmation letter confirming the number of shares of common stock they purchased and deposited that investor’s check.  If the Company receives the expected confirmation letter from all ten such investors, after completion of the anticipated stock split the Company will issue 1 million shares of common stock in aggregate to such investors and the Company will deposit the $50,000 of checks received from such investors.

The Company seeks to raise $5,375,000 through this Private Placement.

Total Shares Outstanding

As of April 2, 2014, the Company had 10,000,008 shares of its common stock outstanding, with a par value of $0.001.  Assuming receipt of confirmations from the six investors whose checks have been cashed, the total number of shares of common stock outstanding of the Company as of April 17, 2014 is 10,044,806.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMSA GAINESVILLE ACQUISITION CORP.

Dated: April 18, 2014
/s/ Maulik Parikh
Maulik Parikh
President and CEO